Exhibit 99.2

COMPANY CONTACT:	INVESTOR CONTACT:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975	(310) 691-7100
ir@adeza.com
For Immediate Release
ADEZA APPOINTS GREG VONTZ TO BOARD OF DIRECTORS
SUNNYVALE, Calif. (March 1, 2006) – Adeza (NASDAQ: ADZA) today announced the appointment of Greg Vontz, as an independent director of the company, increasing the size of the Adeza board of directors to seven, with a six-member independent majority.
“We welcome Greg to our board and look forward to calling upon his significant business expertise,” said Emory V. Anderson, president and chief executive officer. “His accomplishments at large and small drug companies are testaments to his abilities to set strategy and to build value.”
Mr. Vontz has 21 years of progressive business experience in the pharmaceutical and biotechnology industries. Currently, he serves as president and chief operating officer of Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company focused on dermatology. Vontz joined Connetics in 1999 as chief commercial officer and in 2001 was named executive vice-president and chief operating officer. He added the title of president in February 2005.
Prior to Connetics Mr. Vontz worked at Genentech, Inc. (NYSE: DNA) for 12 years, where he held various business, sales and marketing positions, ultimately serving as director of new markets and healthcare policy. He has also held sales positions at Merck & Co., Inc.
“In particular Greg’s strong background in sales and marketing will be valuable as we continue to expand initiatives to support our strategy,” said Emory V. Anderson, president and chief executive officer.
Mr. Vontz received a BS in Chemistry from the University of Florida and an MBA from the Haas School of Business at the University of California, Berkeley.
About Adeza
Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, FullTerm™, The Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the U.S. Food and Drug Administration (FDA) for use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility. More information is available at www.adeza.com.
Adeza cautions you that statements included in this press release that are not a description of historical facts may be forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, statements about its business strategy and the expansion of the indications for its products. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.